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                                                                      EXHIBIT 21


Subsidiaries of the Registrant.

        MedicalControl Holdings, Inc., a Delaware corporation

        MedicalControl Network Solutions, Inc., a Delaware corporation and wholly owned subsidiary of MedicalControl Holdings, Inc.

        PPO Management Solutions, Inc., a Delaware corporation and wholly owned subsidiary of MedicalControl Holdings, Inc.

        Genesis/ValueCheck, Inc., a Delaware corporation and wholly owned subsidiary of MedicalControl Holdings, Inc.

        Diversified Group Administrators, Inc., a Pennsylvania corporation and wholly owned subsidiary of MedicalControl Holdings, Inc.

        Diversified Group Insurance Agency of PA, Inc., a Pennsylvania corporation and wholly owned subsidiary of Diversified Group Administrators, Inc.